4900-0578-5427 v.5.2 SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER OF FLAGSTAR FINANCIAL, INC. AND FLAGSTAR BANK, N.A. This Second Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of September 22, 2025, is adopted and made by and between FLAGSTAR FINANCIAL, INC., a Delaware corporation that will, prior to the Effective Time, convert into FLAGSTAR FINANCIAL, FEDERAL SAVINGS ASSOCIATION, an interim federal savings association chartered by the Office of the Comptroller of the Currency (the “Conversion”) (either Flagstar Financial, Inc. or Flagstar Financial, Federal Savings Association, as the case may be, is the “Company”), and FLAGSTAR BANK, NATIONAL ASSOCIATION, a banking association organized under the laws of the United States with its main office in Hicksville, New York (the “Bank”). WITNESSETH: WHEREAS, the respective Boards of Directors of the Company and the Bank have each adopted a resolution approving this Agreement, authorizing the execution hereof and recommending that this Agreement and the merger of the Company with and into the Bank (the “Merger”) contemplated hereby be submitted to the shareholders of the Company and the Bank, respectively, for approval; WHEREAS, prior to the Effective Time, the Company intends to convert into Flagstar Financial, Federal Savings Association, an interim federal savings association chartered by the Office of the Comptroller of the Currency; WHEREAS, it is intended that each of the Conversion and the Merger for federal tax purposes qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement will constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code; WHEREAS, the Company and the Bank previously entered into that certain Agreement and Plan of Merger, dated as of July 24, 2025, which the Company and the Bank subsequently amended and restated on August 22, 2025 (the “First Amended and Restated Agreement”); WHEREAS, Section 7.8 of the First Amended and Restated Agreement provides that the First Amended and Restated Agreement may be amended by a written instrument signed on behalf of each of the parties; and WHEREAS, the Company and the Bank now each desire and deem it advisable to amend and restate the terms of the First Amended and Restated Agreement as set forth herein. NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

4900-0578-5427 v.5.2 ARTICLE I Merger 1.1 Merger. Subject to the terms and conditions of this Agreement, effective as of the Effective Time (as defined below), the Company shall be merged with and into the Bank in accordance with the laws of the State of Texas with the effect provided in Tex. Fin. Code § 62.352 and the laws of the United States with the effect provided in 12 U.S.C. § 1828(c). At the Effective Time, the separate existence of the Company shall cease, and the Bank, as the surviving entity (sometimes hereinafter referred to as the “Surviving Entity”), shall continue as a national bank association governed by the laws of the United States. 1.2 Effective Time. The Merger shall become effective, and the effective time shall occur, upon the date and time set forth in the articles of merger and in the letter issued by the Office of the Comptroller of the Currency certifying the effectiveness of the Merger (such date and time being herein referred to as the “Effective Time”). 1.3 Assumption of Liabilities. After the Effective Time, as a result of the Merger, the Bank shall be responsible for all liabilities of the Company. ARTICLE II Charter, Bylaws, Etc. 2.1 Articles of Association. At the Effective Time, the articles of association of the Bank in effect immediately prior to the Effective Time shall be the articles of association of the Surviving Entity until thereafter amended in accordance with the applicable law. 2.2 Bylaws. At the Effective Time, the bylaws of the Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law. 2.3 Directors and Officers. At the Effective Time, the directors of the Bank immediately prior to the Effective Time will continue as the directors of the Surviving Entity and the officers of the Bank immediately prior to the Effective Time will continue as the officers of the Surviving Entity, in each case, until thereafter changed in accordance with the articles of association and bylaws of the Surviving Entity. ARTICLE III Conversion of Shares 3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, Bank or Surviving Entity: (a) Outstanding Company Common Stock. Each share of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one share of common stock of the Bank (“Bank Common Stock”). Any fraction of a share of Company Common

4900-0578-5427 v.5.2 Stock shall be converted into the right to receive the same fraction of a share of Bank Common Stock. (b) Outstanding Company Preferred Stock. Each share of: (i) Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock of the Company (“Company Series A”) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive one share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock of the Bank (“Bank Series A”); (ii) Series B Noncumulative Convertible Preferred Stock (“Company Series B”) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of Bank Common Stock that would be receivable in the Merger by a holder of the number of shares of Company Common Stock into which such share of Company Series B was convertible immediately prior to the Merger; provided that, to the extent receipt of Bank Common Stock in the Merger would be prohibited by law or require the shareholder to obtain any consent, authorization, approval, license or permit of any governmental entity to acquire or hold such Bank Common Stock, then the portion of Company Series B that is prohibited or requires such action to acquire or hold shall instead convert into a substantially identical non-voting security (with commensurate voting powers and conversion rights as the Company Series B) of the Bank (“Bank Series B”); and (iii) Series D Non-Voting Common Equivalent Preferred Stock (“Company Series D” and together with Company Series A and Company Series B, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the number of shares of Bank Common Stock that would be receivable in the Merger by a holder of the number of shares of Company Common Stock into which such share of Company Series D was convertible immediately prior to the Merger; provided that, to the extent receipt of Bank Common Stock in the Merger would be prohibited by law or require the shareholder to obtain any consent, authorization, approval, license or permit of any governmental entity to acquire or hold such Bank Common Stock, then the shares of Company Series D that would result in the holder holding an amount of Bank Common Stock that would be prohibited or require consent, authorization, approval, license or permit of any governmental entity to acquire or hold shall instead convert into a substantially identical non-voting security (with commensurate voting powers and conversion rights as the Company Series D) of the Bank (“Bank Series D”). (c) Cancelation of Certificated Shares. Each holder of certificates that represent shares of Company Common Stock or Company Preferred Stock (collectively, “Company Capital Stock”) immediately prior to the Effective Time shall be entitled to receive new certificates evidencing shares of Bank Common Stock or Bank preferred stock (collectively, “Bank Capital Stock”) as provided for in Section 3.1(a) or 3.1(b), as applicable, or an equivalent number of shares of Bank Capital Stock in book-entry form, as provided for in Section 3.1(a) or 3.1(b), as applicable, by complying with such reasonable and customary procedures as may be established by the Surviving Entity and/or its transfer agent to effectuate the intent and purposes. (d) Effect on Bank Capital Stock. Each share of Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. The Bank

4900-0578-5427 v.5.2 Capital Stock issued in the Merger to the holders of Company Capital Stock immediately prior to the Merger shall be the only Bank Capital Stock outstanding as of the Effective Time. (e) Company Warrants. (i) At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, each warrant to purchase Company Series D (the “Company Series D Warrants”) will cease to represent a warrant to purchase Company Series D and will be converted automatically into a warrant to purchase the number of shares of Bank Common Stock or Bank Series D, as applicable, that a holder of the number of shares of Company Series D to which the particular Company Series D Warrant relates immediately prior to the Merger would be entitled to receive in the Merger in accordance with the limits on conversion upon a reorganization event included in the terms of the Company Series D; (ii) At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, each warrant to purchase Company Common Stock (the “Company Common Stock Warrants”) forming part of a unit of the Company’s outstanding Bifurcated Option Note Unit SecuritiESSM (the “BONUSES Units”) will cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase Bank Common Stock. 3.2 Amount of Bank Capital Stock. At the Effective Time, the Bank will have approximately 415,353,394 shares of Bank Common Stock, par value of $0.01, issued and outstanding, 515,000 shares of Bank Series A, par value of $0.01, issued and outstanding, 750 shares of Bank Series B, par value of $0.01, issued and outstanding, and 15 shares of Bank Series D, par value of $0.01, issued and outstanding. As a result of the Merger, at the Effective Time, Bank Capital Stock will be allocated to the shareholders of the Company immediately prior to the Merger, in accordance with Section 3.1. 3.3 Company Equity Awards and other Company Benefit Plans. (a) Each of the Company and the Bank shall take all actions as may be necessary so that at the Effective Time, each Company Equity Award shall automatically be converted into an equity award covering that number of shares of Bank Common Stock equal to the number of shares of Company Common Stock subject to such Company Equity Award. (b) At the Effective Time, by operation of this Agreement and by reason of the Merger becoming effective, the Company shall assign to the Bank, and the Bank, as the Surviving Entity, shall assume and agree to honor, perform and discharge, all obligations of the Company pursuant to the Company Equity Plans (inclusive of the Company Equity Awards as converted in accordance with Section 3.3(a)) and the Company Benefit Plans. Each Company Equity Award and each obligation under a Company Benefit Plan so assumed by the Bank pursuant to this Agreement will continue to have, and be subject to, the same terms and conditions (including vesting, exercisable, forfeiture and settlement terms) as set forth in the applicable Company Equity Plan or Company Benefit Plan, respectively, and any grant, award or similar agreements thereunder as in effect immediately prior to the Effective Time. (c) At the Effective Time, the Company Equity Plans and the Company Benefit Plans and in each case, any grant, award or similar agreements evidencing awards, rights or obligations thereunder shall each automatically be deemed to be amended as necessary to provide that references to the Company in such agreements shall be read to refer to the Bank.

4900-0578-5427 v.5.2 The Company and the Bank agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver any and all instruments, agreements or documents necessary or desirable to effect or memorialize the assignments and assumptions contemplated by this Section 3.3. (d) Definitions. For purposes of this Section 3.3, the following terms shall have the meanings provided below: (i) “Company Benefit Plans” means all compensation, retirement, benefit, incentive or other similar plans, programs, policies, practices, agreements, contracts, arrangements or other obligations, whether or not in writing, including those providing for bonuses, severance or separation, tax-qualified and non-qualified retirement, supplemental retirement, profit sharing, health and welfare, deferred compensation, cash balance, insurance, vacation, fringe or other benefits or remuneration of any kind and any employment, consulting, severance, termination, indemnification, retirement, change in control or similar agreements, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company with respect to any of its current or former directors, officers, employees or other service providers, excluding any Company Equity Plan. (ii) “Company Equity Awards” means all awards of stock options, restricted stock, restricted stock units, performance-based stock units, deferred units, stock appreciation rights and phantom units, any other equity or equity-based awards and any right of any kind to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock, in each case, issued under the Company Equity Plans and outstanding at the Effective Time. (iii) “Company Equity Plans” means all equity incentive compensation plans of the Company and any of its predecessors that provide for the purchase, grant or issuance of shares of Company Common Stock or awards convertible into, exchangeable for or denominated in shares of Company Common Stock, which are effective at the Effective Time, including the Queens County Savings Bank Directors’ Deferred Fee Stock Unit Plan, the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan, the New York Community Bancorp, Inc. Management Incentive Compensation Plan, the New York Community Bancorp, Inc. 2012 Stock Incentive Plan, and the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan. ARTICLE IV Conditions to the Merger 4.1 Conditions to the Merger. The respective obligations of each of the Company and the Bank to consummate the Merger are subject to the fulfillment, or written waiver by the other party entitled to satisfaction thereof prior to the Effective Time, of each of the following conditions: (a) This Agreement and the Conversion shall have been approved by holders of Company Common Stock constituting a majority of all votes entitled to be cast on such matter at a shareholder meeting duly called and held for such purpose and shall have been ratified and confirmed by the sole shareholder of the Bank, in each case, in accordance with

4900-0578-5427 v.5.2 applicable law and the certificate of incorporation and articles of association, respectively, and the bylaws of each such entity. (b) The Bank shall have caused the shares of Bank Common Stock and Bank Series A issued in the Merger and the BONUSES Units to be authorized for listing on the NYSE, subject to official notice of issuance. (c) All approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Merger shall have been obtained or made by the Company and the Bank, and shall be in full force and effect and all waiting periods required by law shall have expired. (d) The Conversion shall have been effectuated. (e) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement. (f) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any material note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, plan, instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company, may be bound, in connection with the Conversion and the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be. (g) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it that the Merger will qualify as a “reorganization” within the meaning of Section 368(a). ARTICLE V Covenants 5.1 Meeting of Company Shareholders. The Company shall take, in accordance with applicable laws of the State of Delaware and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Common Stock (the “Company Shareholders Meeting”) as promptly as practicable to consider and vote upon the approval of this Agreement. 5.2 Proxy Statement. For the purpose of holding the Company Shareholders Meeting, the Company shall draft and prepare, and the Bank shall cooperate in the preparation of, a proxy statement. 5.3 Notes. Upon the Effective Time, the Bank shall expressly assume, by one or more indenture supplements, executed and delivered to the applicable trustee, in form satisfactory to such trustee, the due and punctual payment on each of the 7.573% Fixed-to-Floating Rate Subordinated Notes due November 6, 2028 and the 4.125% Fixed-to-Floating Rate Subordinated Notes due November 1, 2030 (collectively, the “Notes”), issued pursuant to the

4900-0578-5427 v.5.2 applicable indentures and supplemental indentures and the performance or observance of every covenant of such indentures on the part of the Company to be performed or observed. In connection therewith, the Company and the Bank shall execute and deliver any documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested. 5.4 Trust Preferred Securities. Upon the Effective Time, the Bank shall expressly assume, by one or more indenture supplements, executed and delivered to the applicable trustee, in form satisfactory to such trustee, the due and punctual payment on each of the junior subordinated debentures issued to New York Community Capital Trust V (BONUSES Units), New York Community Capital Trust X, PennFed Capital Trust III, New York Community Capital Trust XI, Flagstar Statutory Trust II, Flagstar Statutory Trust III, Flagstar Statutory Trust IV, Flagstar Statutory Trust V, Flagstar Statutory Trust VI, Flagstar Statutory Trust VII, Flagstar Statutory Trust VIII, Flagstar Statutory Trust IX, Flagstar Statutory Trust X (collectively, the “Debentures”), issued pursuant to the applicable indentures and supplemental indentures and the performance or observance of every covenant of such indentures on the part of the Company to be performed or observed. In connection therewith, the Company and the Bank shall execute and deliver any documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested. 5.5 Stock Exchange Listing and Delisting. As soon as practicable after the date hereof, the Surviving Entity shall use its commercially reasonable efforts to cause the shares of Bank Common Stock and Bank Series A issued in the Merger, as well as the BONUSES Units, each to be approved for listing on the NYSE, subject to official notice of issuance. The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Company Common Stock and Company Preferred Stock from the NYSE and the deregistration of such securities under the Securities Exchange Act of 1934 as soon as practicable following the Effective Time. 5.6 Other Actions. During the period from the date of this Agreement and continuing until the Effective Time, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. 5.7 Further Documents. If at any time the Surviving Entity shall consider or be advised that any further deeds, assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Entity the title to any property or rights of the constituent entities, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent entities immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments, conveyances and assurances in law, and do all things necessary or desirable, to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise to carry out the provisions hereof. 5.8 Tax Treatment. It is intended that for United States federal income tax purposes (i) each of the Conversion and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement will constitute a plan of reorganization

4900-0578-5427 v.5.2 within the meaning of Treasury Regulation Section 1.368-2(g). Neither the Company nor the Bank will take any action inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. ARTICLE VI Termination 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. ARTICLE VII Miscellaneous 7.1 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof. 7.2 Entire Agreement. This Agreement (including the documents and instruments referred to herein and attached hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. 7.3 Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. 7.4 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties hereto shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement. 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. 7.6 Assignment; Third-Party Beneficiaries. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in contravention hereof shall be null and void. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. 7.7 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or termination of this Agreement as provided in Article VI.

4900-0578-5427 v.5.2 7.8 Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. [Signature page follows]

4900-0578-5427 v.5.2 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers thereunto duly authorized as of the day and year first written above. FLAGSTAR FINANCIAL, INC. By: /s/ Joseph Otting Name: Joseph Otting Title: President & Chief Executive Officer FLAGSTAR BANK, NATIONAL ASSOCIATION By: /s/ Joseph Otting Name: Joseph Otting Title: President & Chief Executive Officer